Limelight Networks Names Current Board Member David C. Peterschmidt Non-Executive Chairman

SCOTTSDALE, Ariz., March 31, 2021 — Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of video delivery and edge cloud access services, today announced the appointment of Dave Peterschmidt as non-executive chairman. This change is another important step that builds on the recent management changes to position the company for growth, profitability and building shareholder value. Walt Amaral will remain on the company’s board of directors.

“Dave has been a strong partner and brings a broad range of operational and transformational experience in technology coupled with deep understanding of our business and industry. Transforming this company requires close alignment across all stakeholders, including our board of directors. It's also good corporate governance practice to rotate board roles to maintain a fresh perspective,” said Bob Lyons, Chief Executive Officer at Limelight Networks.

Dave has served as a director at Limelight Networks since 2007. He has nearly 20 years of experience as a CEO in the technology industry. His experience includes being the CEO and a member of the board of directors of CIBER, Inc., a global information technology consulting services and outsourcing company, as President and CEO of Openwave Systems, Inc., as CEO and Chairman of Securify, Inc., and CEO and Chairman of Inktomi, Inc. Dave received a B.A. in Political Science from the University of Missouri and an M.A. from Chapman College.

“The changes happening at Limelight across a number of areas are exciting and allow us to capitalize on the enormous opportunity in front of us,” said Peterschmidt. “I’m honored to be named Chairman of the Board and be a part of taking Limelight to the next level.”

About Limelight
Limelight Networks, Inc. is an industry-leader in edge access and content delivery services that provides powerful tools and a customer-first approach to optimize and deliver digital experiences at the edge. We are a trusted partner to the world’s biggest brands and serve their global customers with experiences such as livestream sporting events, global movie launches, video games or file downloads for new phone apps. Limelight offers one of the largest, best-optimized private networks coupled with a global team of industry experts to provide edge services that are fast, secure and reliable. For more information, visit www.limelight.com, follow us on Twitter, Facebook and LinkedIn.

Contact:

Investor Inquiries: ir@limelight.com